Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Fourth Quarter Per Share Net Income and Core

Operating Income of $6.33 and $6.02, Respectively; Consolidated

Net Premiums Written of $12.1 Billion, with Global P&C and Life

Insurance Up 6.7% and 7.6%; P&C Combined Ratio of 85.7%;

Record Full-Year Per Share Net Income of $22.70 and Core

Operating Income of $22.51; Consolidated Net Premiums Written of

$51.5 Billion, Up 8.7%, with Global P&C Up 9.6% and Life Insurance

Up 15.7%; P&C Combined Ratio of 86.6%

QUARTER

●

Net income and core operating income were $2.58 billion and $2.45 billion, or a record $3.05 billion and $3.00 billion on a pre-tax basis, respectively. Excluding the prior year deferred tax benefit of $1.14 billion, or $2.76 per share, related to the enactment of Bermuda’s income tax law (tax benefit), net income and core operating income were up 18.9% and 7.7%, and on a per share basis were up 20.1% and 8.7%.

●

Global P&C net premiums written, which excludes Agriculture, were up 6.7%, with commercial insurance up 6.4% and consumer insurance up 7.5%. North America was up 6.3% and Overseas General was up 6.8% in constant dollars, with Latin America, Asia-Pacific, and Europe up 11.5%, 9.3%, and 3.9%, respectively.

●

P&C underwriting income was a record $1.58 billion, up 3.8%, with a combined ratio of 85.7%. P&C current accident year underwriting income excluding catastrophe losses was $1.97 billion, up 20.1%, with a record combined ratio of 82.2%.

●	Pre-tax catastrophe losses were $607 million, including $309 million from Hurricane Milton, compared with $300 million last year.

●

Life Insurance net premiums written were $1.56 billion, up 8.5% in constant dollars, and segment income was $270 million, up 3.8% in constant dollars. Life Insurance net premiums written and deposits collected were $2.40 billion, up 24.4% in constant dollars.

●	Pre-tax net investment income was $1.56 billion, up 14.0%, and adjusted net investment income was $1.69 billion, up 13.7%. Both were records.

●	Annualized return on equity (ROE) was 15.9%. Annualized core operating return on tangible equity (ROTE) was 22.0% and annualized core operating ROE was 14.3%.

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Chubb Limited News Release

YEAR

●

Net income was a record $9.27 billion, up 2.7%, and core operating income was $9.20 billion, or a record $11.08 billion and $11.15 billion on a pre-tax basis. Excluding the prior year deferred tax benefit, net income and core operating income were up 16.8% and 11.5%, and on a per share basis were up 18.4% and 13.0%.

●

Global P&C net premiums written were up 9.6%, with commercial insurance up 8.7% and consumer insurance up 12.1%. North America was up 8.0% and Overseas General was up 11.8% in constant dollars, with Asia-Pacific, Latin America, and Europe up 22.2%, 11.0%, and 6.3%, respectively.

●

P&C underwriting income was a record $5.85 billion, up 7.1%, with a combined ratio of 86.6%. P&C current accident year underwriting income excluding catastrophe losses was a record $7.38 billion, up 13.3%, with a record combined ratio of 83.1%.

●	Pre-tax catastrophe losses were $2.39 billion compared with $1.83 billion last year.

●

Life Insurance net premiums written were $6.33 billion, up 15.7%, or 18.5% in constant dollars, and segment income was a record $1.10 billion, up 7.3% in constant dollars. Life Insurance net premiums written and deposits collected were $8.90 billion, up 29.1% in constant dollars.

●	Pre-tax net investment income was $5.93 billion, up 20.1%, and adjusted net investment income was $6.38 billion, up 19.3%. Both were records.

●	ROE was 15.0%. Core operating ROTE was 21.6% and core operating ROE was 13.9%.

ZURICH – January 28, 2025 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended December 31, 2024 of $2.58 billion, or $6.33 per share, and core operating income of $2.45 billion, or $6.02 per share. Book value per share and tangible book value per share decreased 2.1% and 2.2%, respectively, from September 30, 2024 and now stand at a $159.77 and $100.38. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $2.44 billion in Chubb’s investment portfolio and $1.13 billion of foreign currency losses. Book value per share and tangible book value per share excluding AOCI increased 2.9% and 4.3%, from September 30, 2024.

Chubb Limited

Fourth Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)
	Q4 2024	Q4 2023	Change	2024	2023	Change

Net income	$2,575	$3,300	(22.0)%	$6.33	$8.03	(21.2)%

Adjusted net realized (gains) losses and other, net of tax	(26)	(43)	(39.5)%	(0.07)	(0.10)	(30.0)%

Market risk benefits (gains) losses, net of tax	(98)	153	NM	(0.24)	0.37	NM

Core operating income, net of tax	$2,451	$3,410	(28.1)%	$6.02	$8.30	(27.5)%

Net income excluding tax benefit	$2,575	$2,165	18.9%	$6.33	$5.27	20.1%

Core operating excluding tax benefit	$2,451	$2,275	7.7%	$6.02	$5.54	8.7%

Annualized return on equity (ROE)	15.9%	23.6%

Core operating return on tangible equity (ROTE)	22.0%	35.3%

Core operating ROE	14.3%	21.9%

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Chubb Limited News Release

For the year ended December 31, 2024, net income was $9.27 billion, or $22.70 per share, and core operating income was $9.20 billion, or $22.51 per share. Book value per share and tangible book value per share increased 8.8% and 14.1%, from December 31, 2023. Book value was unfavorably impacted by after-tax $1.26 billion of foreign currency losses. Book value per share and tangible book value per share excluding AOCI increased 10.8% and 15.4%, from December 31, 2023.

Chubb Limited

Full Year Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)
	FY 2024	FY 2023	Change	2024	2023	Change

Net income	$9,272	$9,028	2.7%	$22.70	$21.80	4.1%

Adjusted net realized (gains) losses and other, net of tax	(215)	2	NM	(0.53)	-	NM

Market risk benefits (gains) losses, net of tax	140	307	(54.4)%	0.34	0.74	(54.1)%

Core operating income, net of tax	$9,197	$9,337	(1.5)%	$22.51	$22.54	(0.1)%

Net income excluding tax benefit	$9,217	$7,893	16.8%	$22.56	$19.06	18.4%

Core operating excluding tax benefit	$9,142	$8,202	11.5%	$22.38	$19.80	13.0%

Annualized return on equity (ROE)	15.0%	16.4%

Core operating return on tangible equity (ROTE)	21.6%	24.2%

Core operating ROE	13.9%	15.4%

For the years ended December 31, 2024 and 2023, the tax expenses (benefits) related to the table above were $(148) million and $(179) million, for adjusted net realized gains and losses and other; and $1.95 billion and $687 million, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “The California wildfire disaster is a terrible tragedy that is still unfolding. Our colleagues have been on the ground from the beginning, endeavoring to assist our policyholders who have lost property, been displaced from their homes and businesses, and had their lives severely disrupted. While it doesn’t erase the enormous difficulty they have and will continue to experience, we are doing all we can, in small and big ways, to ease their burden. Our thoughts are with those who have suffered, and our gratitude goes to those firefighters and emergency workers who have served tirelessly.

“From a financial perspective, our current estimate of the cost of supporting our customers and helping them recover and rebuild from this catastrophe is $1.5 billion net pre-tax and is a first quarter 2025 event.

“Turning to our fourth quarter 2024 and full-year results, we had a great quarter which contributed to a simply outstanding year. Global P&C premium growth, which excludes agriculture, was 6.7%, with

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Chubb Limited News Release

commercial lines up 6.4% and consumer up 7.5%. Record P&C underwriting income with a world-class combined ratio of 85.7% and record investment income led to core operating income up 9.4% on a pre-tax basis, or 10.5% per share. On an after-tax basis, adjusted for the one-time Bermuda tax benefit we received last year, operating income of $2.5 billion was up 7.7%, or $6.02 per share, up 8.7%.

“Our full-year performance was the best in our company’s history. Core operating income was $9.1 billion, up 11.5% adjusted for the one-time tax benefit, and 13% on a per-share basis. All three major sources of income for our company produced record results last year: P&C underwriting income of $5.9 billion was up over 7% with a published combined ratio of 86.6%. Adjusted net investment income grew 19.3% to $6.4 billion. And life insurance income topped $1 billion. Global P&C net premiums grew 9.9% and life insurance premiums were up 18.5% in constant dollars. For the quarter and year, our core operating ROE was 14.3% and 13.9%, respectively, and our return on tangible equity was 22.0% and 21.6%. For the year, per-share book and tangible book value grew 8.8% and 14.1%, respectively.

“Overall market conditions are quite favorable, and we see really good growth opportunity for over 80% of our global P&C business, commercial and consumer, as well as our life business. We have very good momentum as we enter ’25 and are optimistic about the year ahead, both top- and bottom-line, CAT losses and foreign currency movement notwithstanding. We are confident in our ability to continue growing operating earnings and EPS at a double-digit rate, driven by our three major sources: P&C underwriting, investment income, and life income.”

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Chubb Limited News Release

Operating highlights for the quarter ended December 31, 2024 were as follows:

Chubb Limited	Q4	Q4
(in millions of U.S. dollars except for percentages)	2024	2023	Change
Consolidated

Net premiums written (increase of 4.1% in constant dollars)	$12,058	$11,596	4.0%

P&C

Net premiums written (increase of 3.5% in constant dollars)	$10,497	$10,146	3.5%

Underwriting income	$1,575	$1,517	3.8%

Combined ratio	85.7%	85.5%

Current accident year underwriting income excluding catastrophe losses	$1,969	$1,640	20.1%

Current accident year combined ratio excluding catastrophe losses	82.2%	84.3%

Global P&C (excludes Agriculture)

Net premiums written (increase of 6.7% in constant dollars)	$10,180	$9,539	6.7%

Underwriting income	$1,448	$1,565	(7.5)%

Combined ratio	86.2%	83.7%

Current accident year underwriting income excluding catastrophe losses	$1,917	$1,692	13.3%

Current accident year combined ratio excluding catastrophe losses	81.7%	82.4%

Life Insurance

Net premiums written (increase of 8.5% in constant dollars)	$1,561	$1,450	7.6%

Segment income (increase of 3.8% in constant dollars)	$270	$263	2.7%

●	Consolidated net premiums earned increased 5.9%, or 6.0% in constant dollars. P&C net premiums earned increased 5.5% on both a reported basis and constant dollar basis.

●	Operating cash flow was $4.57 billion and adjusted operating cash flow was $4.16 billion.

●

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $607 million (5.5 percentage points of the combined ratio) and $515 million, compared with $300 million (2.9 percentage points of the combined ratio) and $257 million, last year.

●	Total pre-tax and after-tax favorable prior period development were $213 million and $196 million, compared with $177 million and $184 million, last year.

●	Total capital returned to shareholders was $1.09 billion, comprising share repurchases of $725 million at an average purchase price of $278.78 per share and dividends of $367 million.

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Chubb Limited News Release

Operating highlights for the year ended December 31, 2024 were as follows:

Chubb Limited	FY	FY
(in millions of U.S. dollars except for percentages)	2024	2023	Change
Consolidated

Net premiums written (increase of 9.2% in constant dollars)	$51,468	$47,361	8.7%

P&C

Net premiums written (increase of 8.0% in constant dollars)	$45,142	$41,896	7.7%

Underwriting income	$5,850	$5,460	7.1%

Combined ratio	86.6%	86.5%

Current accident year underwriting income excluding catastrophe losses	$7,381	$6,515	13.3%

Current accident year combined ratio excluding catastrophe losses	83.1%	83.9%

Global P&C (excludes Agriculture)

Net premiums written (increase of 9.9% in constant dollars)	$42,439	$38,708	9.6%

Underwriting income	$5,496	$5,314	3.4%

Combined ratio	86.6%	85.7%

Current accident year underwriting income excluding catastrophe losses	$7,071	$6,348	11.4%

Current accident year combined ratio excluding catastrophe losses	82.7%	83.0%

Life Insurance

Net premiums written (increase of 18.5% in constant dollars)	$6,326	$5,465	15.7%

Segment income (increase of 7.3% in constant dollars)	$1,098	$1,049	4.6%

●	Consolidated net premiums earned increased 9.0%, or 9.6% in constant dollars. P&C net premiums earned increased 8.1%, or 8.4% in constant dollars.

●	Operating cash flow was $16.18 billion and adjusted operating cash flow was $15.90 billion. Both were records.

●

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $2.39 billion (5.5 percentage points of the combined ratio) and $1.97 billion, compared with $1.83 billion (4.5 percentage points of the combined ratio) and $1.50 billion, last year.

●	Total pre-tax and after-tax favorable prior period development were $856 million and $712 million, compared with $773 million and $604 million, last year.

●	Total capital returned to shareholders was $3.48 billion, comprising share repurchases of $2.02 billion at an average purchase price of $269.23 per share and dividends of $1.46 billion.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended December 31, 2024 are presented below:

Chubb Limited	Q4	Q4
(in millions of U.S. dollars except for percentages)	2024	2023	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$6,837	$6,743	1.4%
Combined ratio	80.7%	81.9%
Current accident year combined ratio excluding catastrophe losses	79.5%	82.5%

North America Commercial P&C Insurance
Net premiums written	$4,899	$4,662	5.1%
Major accounts retail and excess and surplus (E&S) wholesale	$2,915	$2,788	4.6%
Middle market and small commercial	$1,984	$1,874	5.9%
Combined ratio	80.6%	76.4%
Current accident year combined ratio excluding catastrophe losses	79.0%	79.0%

North America Personal P&C Insurance
Net premiums written	$1,621	$1,474	10.0%
Combined ratio	82.6%	86.2%
Current accident year combined ratio excluding catastrophe losses	77.4%	80.4%

North America Agricultural Insurance
Net premiums written	$317	$607	(47.8)%
Combined ratio	76.1%	105.8%
Current accident year combined ratio excluding catastrophe losses	90.5%	106.1%

Overseas General Insurance
Net premiums written (increase of 6.8% in constant dollars)	$3,436	$3,216	6.8%
Commercial P&C (increase of 7.4% in constant dollars)	$2,068	$1,911	8.2%
Consumer P&C (increase of 6.0% in constant dollars)	$1,368	$1,305	4.7%
Combined ratio	87.6%	85.9%
Current accident year combined ratio excluding catastrophe losses	84.9%	85.2%

Global Reinsurance
Net premiums written (increase of 19.6% in constant dollars)	$224	$187	19.9%
Combined ratio	99.9%	76.1%
Current accident year combined ratio excluding catastrophe losses	75.8%	77.6%

Life Insurance
Net premiums written (increase of 8.5% in constant dollars)	$1,561	$1,450	7.6%
Segment income (increase of 3.8% in constant dollars)	$270	$263	2.7%

●

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses was flat and included an adverse impact of 0.4 percentage points from a higher level of large structured transactions in the current year.

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Chubb Limited News Release

●

North America Personal P&C Insurance: The combined ratio decreased 3.6 percentage points, including a 0.6 percentage point decrease from net catastrophe losses. The current accident year combined ratio excluding catastrophe losses decreased 3.0 percentage points, primarily from better current accident year excluding catastrophe losses results and favorable mix of business.

●

North America Agricultural Insurance: Net premiums written were down 47.8%, which includes the year-over year impact of premium adjustments related to the federal government profit-share agreement on the 2023 crop year. The combined ratio decreased 29.7 percentage points, reflecting a 32.2 percentage point decrease in the loss ratio, including 13.1 percentage points from higher favorable prior period development, and a 2.5 percentage point increase in the expense ratio. The current accident year combined ratio excluding catastrophe losses decreased 15.6 percentage points, including a 17.9 percentage points decrease in the loss ratio primarily due to a favorable true up of current crop year loss estimates reflecting better growing conditions versus prior year, and a 2.3 percentage point increase in the expense ratio.

●

Overseas General Insurance: The combined ratio increased 1.7 percentage points, including a 2.0 percentage point increase from higher catastrophe losses and lower favorable prior period development. The current accident year combined ratio excluding catastrophe losses decreased 0.3 percentage points, including a 0.5 percentage point decrease in the loss ratio and a 0.2 percentage point increase in the expense ratio.

●

Life Insurance: Net premiums written were $1.56 billion, up 7.6%, or 8.5% in constant dollars, with growth of 8.1% in International Life and 17.8% in Combined Insurance North America. International life net premiums written and deposits were $2.13 billion, up 25.4%, or 26.6% in constant dollars.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the year ended December 31, 2024 are presented below:

Chubb Limited	FY	FY
(in millions of U.S. dollars except for percentages)	2024	2023	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$29,824	$28,303	5.4%
Combined ratio	84.1%	84.9%
Current accident year combined ratio excluding catastrophe losses	80.9%	82.1%

North America Commercial P&C Insurance
Net premiums written	$20,589	$19,237	7.0%
Major accounts retail and excess and surplus (E&S) wholesale	$12,514	$11,653	7.4%
Middle market and small commercial	$8,075	$7,584	6.5%
Combined ratio	83.9%	81.6%
Current accident year combined ratio excluding catastrophe losses	80.6%	80.5%

North America Personal P&C Insurance
Net premiums written	$6,532	$5,878	11.1%
Combined ratio	83.6%	89.7%
Current accident year combined ratio excluding catastrophe losses	78.5%	80.1%

North America Agricultural Insurance
Net premiums written	$2,703	$3,188	(15.2)%
Combined ratio	86.9%	95.4%
Current accident year combined ratio excluding catastrophe losses	88.8%	94.7%

Overseas General Insurance
Net premiums written (increase of 11.8% in constant dollars)	$13,972	$12,575	11.1%
Commercial P&C (increase of 9.8% in constant dollars)	$8,372	$7,633	9.7%
Consumer P&C (increase of 15.0% in constant dollars)	$5,600	$4,942	13.3%
Combined ratio	86.4%	85.3%
Current accident year combined ratio excluding catastrophe losses	85.2%	85.1%

Global Reinsurance
Net premiums written (increase of 32.2% in constant dollars)	$1,346	$1,018	32.2%
Combined ratio	85.9%	75.5%
Current accident year combined ratio excluding catastrophe losses	76.4%	77.9%

Life Insurance
Net premiums written (increase of 18.5% in constant dollars)	$6,326	$5,465	15.7%
Segment income (increase of 7.3% in constant dollars)	$1,098	$1,049	4.6%

●

North America Commercial P&C Insurance: The combined ratio increased 2.3 percentage points, including a 1.7 percentage point increase due to higher catastrophe losses and a 0.5 percentage point increase due to lower favorable prior period development. Excluding catastrophe losses and prior period development, the combined ratio was relatively flat.

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Chubb Limited News Release

●

North America Personal P&C Insurance: The combined ratio decreased 6.1 percentage points, including a 2.4 percentage point decrease due to higher favorable prior period development and a 2.1 percentage point decrease due to lower catastrophe losses. The current accident year combined ratio excluding catastrophe losses decreased 1.6 percentage points, including a 1.0 percentage point decrease in the loss ratio and a 0.6 percentage point decrease in the expense ratio.

●

North America Agricultural Insurance: Net premiums written were down 15.2%, which includes the year-over-year impact of premium adjustments related to the federal government profit-share agreement on the 2023 crop year and lower commodity prices. The combined ratio decreased 8.5 percentage points, including 3.5 percentage points decrease due to higher favorable prior period development, partially offset by 0.9 percentage points increase due to higher catastrophe losses. The current accident year combined ratio excluding catastrophe losses decreased 5.9 percentage points, including a 7.7 percentage point decrease in the loss ratio reflecting better growing conditions versus prior year, and a 1.8 percentage point increase in the expense ratio.

●

Overseas General Insurance: The combined ratio increased 1.1 percentage points, including a 0.9 percentage point increase due to lower favorable prior period development and a 0.1 percentage point increase from higher catastrophe losses. Excluding catastrophe losses and prior period development, the combined ratio was relatively flat.

●	Global Reinsurance: Net premiums written increased 32.2% to $1.35 billion driven by new business in both property and casualty lines.

●

Life Insurance: Net premiums written were $6.33 billion, up 15.7%, or 18.5% in constant dollars, with growth of 20.5% in International Life and 12.6% in Combined Insurance North America. International life net premiums written and deposits were $7.82 billion, up 28.8%, or 32.3% in constant dollars.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated December 31, 2024, which is posted on Chubb’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its fourth quarter earnings conference call on Wednesday, January 29, 2025, at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

Effective July 1, 2023, Chubb acquired a majority controlling interest in Huatai Group (Huatai), and applied consolidation accounting beginning in the third quarter of 2023. In this release, business activity for, and the financial position of, Huatai is reported at 100%, as required, except for core operating income, net income, book value, tangible book value, ROE, per share data, and certain other key metrics, which include only Chubb’s ownership interest and exclude the non-controlling interest.

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. The company is defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb employs approximately 43,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

mediarelations@chubb.com

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Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from certain acquisitions of $2 million and $7 million in Q4 2024 and Q4 2023, and including investment income of $126 million and $109 million in Q4 2024 and Q4 2023, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $16 million and $21 million for full-year 2024 and 2023, and the investment income from private equity partnerships was $430 million and $385 million for full-year 2024 and 2023. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses) and other, net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives and realized gains and losses on underlying investments supporting the liabilities of certain participating policies related to the policyholders’ share of gains and losses. The crop derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The realized gains and losses on underlying investments supporting the liabilities of certain participating policies have been reclassified from net realized gains (losses) to adjusted policy benefits. We believe this better reflects the economics of the liabilities and the underlying investments supporting those liabilities. Other includes integration expenses and the amortization of fair value adjustment of acquired invested assets and long-term debt related to certain acquisitions. See Core operating income, net of tax for further description of these items.

P&C underwriting income (loss) excludes the Life Insurance segment and is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, integration expenses, amortization of fair value of acquired invested assets and debt, income tax expense, adjusted net realized gains (losses), and market risk benefits gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude P&C catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

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Chubb Limited News Release

Core operating income, net of tax, relates only to Chubb income, which excludes noncontrolling interests. It excludes from Chubb net income the after-tax impact of adjusted net realized gains (losses) and other, which include items described in this paragraph, and market risk benefits gains (losses). We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and market risk benefits gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. In addition, we exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to certain acquisitions due to the size and complexity of these acquisitions. We also exclude integration expenses, which include legal and professional fees and all other costs directly related to acquisition integration activities. The costs are not related to the ongoing activities of the individual segments and are therefore included in Corporate and excluded from our definition of segment income. We believe these integration expenses are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Metrics adjusted for the impact of the enactment of the Bermuda Tax Law are adjusted to exclude the deferred tax benefit of $55 million in Q1 2024 and $1.14 billion in Q4 2023, giving recognition for transition provisions of the Bermuda Tax Law. We believe that excluding the impact of the one-time deferred tax benefit provides a better evaluation of our operating performance and enhances the understanding of the trends in the underlying business that may be obscured by this non-recurring item.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average Chubb shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on market risk benefits (MRB), all net of tax and attributable to Chubb. For the ROTE calculation, the denominator is also adjusted to exclude Chubb goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of these items as these are heavily influenced by changes in market conditions. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our P&C business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of Chubb’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of Chubb’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess Chubb’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is Chubb shareholders’ equity less Chubb goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

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Chubb Limited News Release

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

Adjusted operating cash flow is Operating cash flow excluding the operating cash flow related to the net investing activities of Huatai’s asset management companies as it relates to the Consolidated Investment Products as required under consolidation accounting. Because these entities are investment companies, we are required to retain the investment company presentation in our consolidated results, which means, we include the net investing activities of these entities in our operating cash flows. Chubb has elected to remove the impact of net investing activities of consolidated investment companies from our operating cash flow as they may impact a reader’s analysis of our underlying operating cash flow related to the core insurance company operations. These net investing activities are more appropriately classified outside of operating cash flows, consistent with our consolidated investing activities. Accordingly, we believe that it is appropriate to adjust operating cash flow for the impact of consolidated investment products.

Life Insurance and International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with U.S. GAAP. However, we include life deposits in presenting growth in our life insurance business because life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 27-33 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

 Chubb Limited

 Summary Consolidated Balance Sheets

 (in millions of U.S. dollars, except per share data)

 (Unaudited)

	December 31 2024	December 31 2023
Assets
Investments	$150,650	$136,735
Cash and restricted cash	2,549	2,621
Insurance and reinsurance balances receivable	14,426	13,379
Reinsurance recoverable on losses and loss expenses	19,570	19,952
Goodwill and other intangible assets ($25,219 and $25,314 represents Chubb portion as of 12/31/2024 and 12/31/2023, respectively)	25,956	26,461
Other assets	33,190	31,534

Total assets	$246,341	$230,682

Liabilities
Unpaid losses and loss expenses	$83,797	$80,122
Unearned premiums	23,504	22,051
Other liabilities	70,646	64,818

Total liabilities	177,947	166,991

Shareholders’ equity
Chubb shareholders’ equity, excl. AOCI	72,665	66,316
Accumulated other comprehensive income (loss) (AOCI)	(8,644)	(6,809)

Chubb shareholders’ equity	64,021	59,507
Noncontrolling interests	4,373	4,184

Total shareholders’ equity	68,394	63,691

Total liabilities and shareholders’ equity	$246,341	$230,682

Book value per common share	$159.77	$146.83
Tangible book value per common share	$100.38	$87.98
Book value per common share, excl. AOCI	$181.34	$163.64
Tangible book value per common share, excl. AOCI	$118.57	$102.78

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Chubb Limited News Release

 Chubb Limited

 Summary Consolidated Financial Data

 (in millions of U.S. dollars, except share, per share data, and ratios)

 (Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2024	2023	2024	2023
Gross premiums written	$14,326	$13,646	$62,003	$57,526
Net premiums written	12,058	11,596	51,468	47,361
Net premiums earned	12,598	11,897	49,846	45,712
Losses and loss expenses	6,481	6,163	26,022	24,100
Policy benefits	1,216	1,063	4,714	3,628
Policy acquisition costs	2,345	2,117	9,102	8,259
Administrative expenses	1,122	1,048	4,380	4,007
Net investment income	1,563	1,371	5,930	4,937
Net realized gains (losses)	(84)	(123)	117	(607)
Market risk benefits gains (losses)	98	(153)	(140)	(307)
Interest expense	189	173	741	672
Other income (expense):
Gains (losses) from separate account assets	1	11	(8)	(45)
Other	396	275	1,031	881
Amortization of purchased intangibles	82	84	323	310
Integration expenses	18	18	39	69
Income tax expense (benefit) (1)	479	(678)	1,815	511

Net income	$2,640	$3,290	$9,640	$9,015
Less: NCI income (loss)	65	(10)	368	(13)

Chubb net income	$2,575	$3,300	$9,272	$9,028

Diluted earnings per share:
Chubb net income	$6.33	$8.03	$22.70	$21.80
Core operating income	$6.02	$8.30	$22.51	$22.54
Weighted average shares outstanding	406.9	410.7	408.5	414.2

(1) 2024 and 2023 include a non-recurring deferred tax benefit of $55 million and $1.14 billion, respectively.

P&C combined ratio
Loss and loss expense ratio	59.4%	59.8%	60.4%	60.6%
Policy acquisition cost ratio	18.4%	17.8%	18.1%	17.8%
Administrative expense ratio	7.9%	7.9%	8.1%	8.1%

P&C combined ratio	85.7%	85.5%	86.6%	86.5%

P&C underwriting income	$1,575	$1,517	$5,850	$5,460

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